Exhibit 10(viii)

REINSURANCE TRUST AGREEMENT

This REINSURANCE TRUST AGREEMENT, made this [...] day of June, 2019 (the “Agreement”), by and among Triton Insurance Company, a Texas stock insurance corporation (the “Grantor”), Merit Life Insurance Co., a Texas stock insurance corporation (together with any successor thereof by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator, the “Beneficiary”), and JPMORGAN CHASE BANK, N.A. (the “Trustee”) (the Grantor, the Beneficiary and the Trustee are hereinafter each sometimes referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, the Grantor and the Beneficiary entered into a Reinsurance Agreement effective as of April 1, 2019, whereby the Grantor, as reinsurer, agreed to reinsure, on a 100% indemnity coinsurance basis, certain liabilities of the Beneficiary, as cedent (hereinafter referred to as the “Reinsurance Agreement”); and

WHEREAS, the Grantor and the Beneficiary desire to appoint Trustee as trustee and have Trustee create a trust account on its records and accept the delivery of assets in the form of Eligible Assets (hereinafter defined) for deposit to the trust account as security for the performance by Grantor of its obligations under the Reinsurance Agreement (“Obligations”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereto agree as follows:

ARTICLE I

PROVISIONS RELATING TO THE TRUST ACCOUNT

Section 1.01. The Grantor hereby establishes a trust account (the “Trust Account”) with the Trustee and the Trustee shall administer the Trust Account for the benefit of Beneficiary, upon the terms and conditions hereinafter set forth. The Trust Account shall secure the Obligations to the Beneficiary. The Grantor shall transfer and assign to the Trust Account, on behalf of the Beneficiary, assets consisting of Eligible Assets (as defined in Section 1.03) listed on Exhibit A hereto.

Section 1.02. The Trustee and its lawfully appointed successors is and are authorized and shall have power to receive such securities and other property as the Grantor from time to time may transfer or remit to or vest in the Trustee or place with the Trustee or under the Trustee’s control and to hold and dispose of the same in accordance with the provisions hereinafter set forth. All such trusteed assets at all times shall be maintained as a trust account, separate and distinct from all other assets, and shall be continuously kept within the United States of America.

Section 1.03. Assets delivered to and deposited in the Trust Account by the Grantor and investments and reinvestment thereof shall consist only of currency of the United States of

Reinsurance Trust Agreement

America and securities issued in the United States that are eligible for deposit with the Federal Reserve Bank of New York or The Depository Trust Company, customarily held by bank securities custodians and that are acceptable to the Insurance Commissioner of Texas, provided (a) each such asset that is a security is issued by an institution that is not the Grantor, the Beneficiary or an affiliate of either the Grantor or the Beneficiary and (b) that such assets comply with the investment guidelines attached hereto, as periodically amended or updated by the Grantor, consistent with the Grantor’s guidelines for its overall portfolio and consistent with the management of an investment portfolio of a prudent U.S. life company, as Exhibit B (“Eligible Assets”). The Grantor is authorized to invest and direct the investment and reinvestment of assets in the Trust Account and to instruct Trustee to accept and pay for such investments when delivered to the Trustee for deposit to the Trust Account. Any deposit or investment direction by the Grantor shall constitute a certification by the Grantor that the assets so deposited, or to be purchased pursuant to such investment direction and delivered to the Trust Account, are Eligible Assets, and the Trustee shall be entitled to rely on the Grantor’s representations that any assets so deposited or purchased pursuant to the Grantor’s direction are Eligible Assets.

Section 1.04. The Grantor shall, upon execution of this Agreement, and from time to time thereafter as required, execute assignments or endorsements in blank of all securities or other property standing in the Grantor’s name which are delivered to the Trustee to form a part of the Trust Account so that, whenever necessary, Trustee can transfer any such assets without the consent or signature of the Grantor or any other person or entity. Any assets received by the Trustee which are not in such proper transferable form shall not be accepted by the Trustee and shall be returned to the Grantor or transferor as unacceptable. In addition, the Trustee may hold assets of the Trust Account in bearer form or in its own name or that of its nominee or the nominee of any depository and the Grantor shall hold the Trustee and the nominees harmless from any liability as holder of record.

Section 1.05. Assets in the Trust Account may be substituted or withdrawn on a free basis by the Grantor only if consented to in writing by the Beneficiary. If the Grantor is so permitted to substitute Eligible Assets for any assets forming part of the Trust Account, the then current market value of the Eligible Assets so substituted shall not be less than the then current market value of the assets withdrawn; provided, however, that the Trustee shall be protected in relying upon any statement of the Grantor and the Beneficiary as to the current market value of any assets so withdrawn or substituted. Any substitution direction by the Grantor shall constitute a certification by the Grantor that (i) the assets so substituted to the Trust Account are Eligible Assets and are not be less than the then current market value of the assets withdrawn and (ii) such substitutions will at no time result in the total market value of the Trust Account falling below the Required Balance. “Required Balance” means 102% of the Reserves (as defined below) as determined as of the applicable date. “Reserves” means reserves, funds or provisions for losses, liabilities, claims, premiums, benefits, costs and expenses in respect of obligations under the business reinsured by the Grantor under the Reinsurance Agreement (including benefit reserves, claim reserves, unearned premium or premium deposit fund liabilities or otherwise) as required by (1) the statutory accounting practices prescribed or permitted by governmental authorities responsible for regulating insurance companies in the jurisdiction in which the Beneficiary is domiciled or (2) applicable law of the state of domicile of the Beneficiary. The Trustee shall have no responsibility whatsoever to determine the value of such substituted assets, that such substituted assets constitute

Eligible Assets, or whether the substitutions will result in the total market value of the Trust Account falling below the Required Balance.

Section 1.06. Notwithstanding anything in Section 1.05 to the contrary, should the aggregate market value of the Trust Account at the end of any calendar quarter as set forth in a Statement of Account (as defined in Section 1.12(a)) be greater than the Required Balance, the Grantor shall be entitled to withdraw such assets so as to reduce the aggregate market value of the Trust Account to the Required Balance. The Trustee shall permit such withdrawal upon receipt by it of the Beneficiary’s written statement that the Grantor is entitled to withdraw the designated assets, which written statement shall not be unreasonably withheld by the Beneficiary. Should the aggregate market value of the Trust Account at the end of any calendar quarter as set forth in a Statement of Account be less than the Required Balance, the Grantor shall transfer Eligible Assets to the Trust Account in the amount of such difference within 10 calendar days of the Grantor’s receipt of such Statement of Account. In all instances, the Trustee shall be entitled to rely on any written statements and instructions issued by the Grantor hereunder, and shall be under no obligation to confirm whether such statements or instructions have been properly made or comply with the terms set forth in this Section 1.06.

Section 1.07. The responsibility for investing and reinvesting the assets in the Trust Account shall be that of the Grantor and, unless and until directed by the Grantor, the Trustee shall not be required to take any action with respect to the settlement of any investment or reinvestment of the Trust Account assets. The Trustee shall not be liable for the acts or omissions or for the insolvency of any agent which is selected by Trustee with reasonable care, unless such agent is an affiliate of the Trustee. The Grantor represents that there will be sufficient cash in the Trust Account to pay for all investments made by the Grantor. If a debit to cash in the Trust Account results in a debit cash balance, then the Trustee may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Trust Account, reverse any such posting. The Trustee shall not be obligated or required to advance or expend its own funds in respect of the settlement of investment and reinvestment of assets in the Trust Account; however, if for any reason the Trustee shall have advanced any of its own funds in respect of the settlement of investment and reinvestment of assets in the Trust Account as provided herein, the Trustee shall have a security interest in the assets in the Trust Account to the extent of the amount of such advance and the Trustee shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. The Trustee shall charge the Trust Account for all assets settled pursuant to the direction from the Grantor. Any losses incurred from any investment shall be borne exclusively by the Trust Account. The Trustee shall not be liable for any loss due to changes in market rates or penalties for early redemption.

Section 1.08. (a) The Trustee shall collect and credit to the Trust Account all dividends, interest and other income resulting from the investment of the assets in the Trust Account; however, the Trustee shall be entitled to reverse any cash credit previously made to the Trust Account due to error or the non-receipt of any income, interest or dividend distribution.

(b)          The Trustee shall surrender for payment all maturing assets and all assets called for redemption and credit the proceeds of any such payment to the Trust Account.

Section 1.09. The Beneficiary agrees and covenants to the Grantor that it shall only withdraw the assets in the Trust Account to satisfy amounts due without diminution because of the insolvency of the Beneficiary or the Grantor, for the following purposes only:

(1)           to pay or reimburse the Beneficiary for the Grantor’s share under the Reinsurance Agreement regarding any losses and allocated loss expenses or other amounts paid by or owed to the Beneficiary under the Reinsurance Agreement but not recovered from the Grantor or for unearned premiums due to the Beneficiary, if not otherwise paid by the Grantor;

(2)           to make payment to the Grantor of any amounts held in the Trust Account that exceed the Required Balance; or

(3)           where the Grantor’s entire Obligations under the Reinsurance Agreement remain unliquidated and undischarged 10 calendar days prior to the Termination Date (as defined in Section 2.12(a)), to withdraw amounts equal to such Obligations and deposit such amounts in a separate account, in the name of the Beneficiary in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in (1) and (2) above as may remain executory after such withdrawal and for any period after the Termination Date.

Section 1.10. The Grantor shall have the full unqualified right to vote and execute consents and to exercise any and all proprietary rights not inconsistent with this Agreement with respect to any securities or other property forming a part of the Trust Account.

Section 1.11. Withdrawals from the Trust Account may be made by the Beneficiary at any time and from time to time, without notice to the Grantor, subject only to written notice from the Beneficiary to the Trustee. No other statement or document need be presented by the Beneficiary in order to withdraw assets. Upon receipt of the Beneficiary’s instructions, the Trustee shall immediately take any and all necessary steps to transfer the assets being withdrawn to or for the account of the Beneficiary or its designee as set forth in the Beneficiary’s instructions. The Trustee shall be protected and indemnified for any loss, liability or damage incurred by it in relying upon and following any written demand of the Beneficiary for such withdrawal.

Section 1.12. (a) The Trustee shall furnish to the Grantor and the Beneficiary a statement of account (a “Statement of Account”) of all assets in the Trust Account upon its inception and thereafter at intervals no less frequent than as of the end of each calendar quarter. Such Statement of Account shall be given as soon as practicable, but in no event later than 15 calendar days after such date. Statements of Account may be delivered electronically or on-line over the Internet and are deemed delivered when sent electronically or posted on the Internet.

(b)          The Trustee shall furnish to the Grantor and the Beneficiary notice of any deposits to or withdrawals from the Trust Account within 10 calendar days of the occurrence of such event. Such notices may be delivered electronically or on-line over the Internet and are deemed delivered when sent electronically or posted on the Internet.

Section 1.13. The Trustee shall have no responsibility whatsoever to determine that the assets withdrawn from the Trust Account pursuant to Section 1.09 will be used or applied in the manner contemplated therein.

ARTICLE II

PROVISIONS RELATING TO THE TRUSTEE

Section 2.01. (a) The Trustee shall be a bank or trust company organized and existing under the laws of the State of New York or shall be a member of the Federal Reserve System of the United States of America.

(b)          The Trustee shall not be the parent, subsidiary or affiliate of either the Grantor or the Beneficiary.

Section 2.02. The Trustee shall be entitled to receive as compensation for its services hereunder, an annual fee, computed and payable quarterly, at such rate as may be agreed from time to time in writing between the Grantor and the Trustee. The Grantor shall be solely responsible for the payment of the fee of the Trustee and all reasonable expenses of the Trustee, including reasonable fees of counsel. The Trust Account shall not be utilized for the payment of such fees and expenses.

Section 2.03. The duties and obligations of the Trustee shall be only such as are specifically set forth in this Agreement, as it may from time to time be amended and no implied duties or obligations shall be read into this Agreement against the Trustee. The Trustee shall be liable only for its own negligence, willful misconduct or lack of good faith.

Section 2.04. The Trustee shall be protected and held harmless and indemnified by the other Parties hereto for any loss, liability or damage for following any statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, telegram, cablegram, radiogram, letter or other paper or document believed by the Trustee to be genuine and to have been signed, sent or presented by the Grantor and/or the Beneficiary. All notices to the Trustee (unless otherwise provided therein) shall be deemed to be effective when received by the Trustee.

Section 2.05. Whenever in the administration of the Trust Account created by this Trust Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such matter may be deemed to be conclusively proved and established by a statement or certificate signed by or on behalf of the Grantor and/or the Beneficiary and delivered to the Trustee and said certificate shall be full warrant to the Trustee for any action taken, suffered or omitted by it on the faith thereof; but in its discretion, the Trustee may in lieu thereof accept other evidence of the fact or matter or may require such other or additional evidence as it may deem reasonable. The Trustee may hold assets in the Trust Account through Trustee’s book-entry accounts maintained at the Federal Reserve Bank of New York and at depositories such as The Depository Trust Company. Assets may be held in the name of a nominee maintained by any such depository or in the Trustee’s own name or in the name of a nominee of the Trustee. Any such book entry account shall contain only customer securities maintained by Trustee in a fiduciary or agency capacity.

Section 2.06. Except when otherwise expressly provided in this Agreement, any statement, certificate, notice, request, consent, approval, or other instrument to be delivered or furnished by the Grantor and/or the Beneficiary shall be sufficiently executed in the name of the Grantor and/or the Beneficiary by such officer or officers of the Grantor and/or the Beneficiary or by such other agent or agents of the Grantor and/or the Beneficiary as may be designated in a resolution or letter of advice by the Grantor and/or the Beneficiary. Written notice of such designation by the Grantor and/or the Beneficiary shall be filed with the Trustee. The Trustee shall be protected and held harmless and indemnified for any loss, liability or damage in following any written statement or other instrument made by such officer or agent of the Grantor and/or the Beneficiary with respect to the authority conferred on him.

Section 2.07. (a) The Trustee may consult with counsel selected by it who may be counsel for the Grantor or the Beneficiary. The opinion of said counsel shall be full and complete authority and protection for the Trustee with respect to any action taken, suffered or omitted by it in good faith and in accordance with the opinion of said counsel.

(b)          No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law.

Section 2.08. The Trustee shall maintain records of all assets in the Trust Account. The Grantor or the Beneficiary, upon reasonable prior notice to Trustee, may examine such records at any time during regular business hours by any person or persons duly authorized in writing by the Grantor or the Beneficiary.

Section 2.09. (a) The Trustee hereby accepts the trust herein created and declared upon the terms herein expressed.

(b)          The Trustee may resign, by written resignation, effective not less than 60 calendar days after receipt thereof by the Grantor and the Beneficiary, and the Grantor may remove the Trustee at any time, without assigning any cause therefore, effective not less than 60 calendar days after receipt by the Trustee and the Beneficiary of notice thereof provided that no such resignation or removal shall be effective until a successor trustee has been appointed by the Grantor and approved by the Beneficiary and has accepted such appointment and all assets in the Trust less any amount owing to the Trustee (including but not limited to all its proper fees and expenses then owing) (and, accordingly, the Trustee will be entitled to sell assets and apply the sale proceeds in satisfaction of amounts owing to it) have been duly transferred to such successor trustee. In the event that the Grantor fails to appoint a successor trustee and/or the Beneficiary fails to approve a successor trustee appointed by the Grantor at least 30 calendar days prior to the effective date of Trustee’s resignation or removal, the Trustee may file an action requesting that a court of competent jurisdiction immediately appoint a successor trustee. The Grantor shall be responsible for the payment of all expenses in connection with such action, unless such action was the result of the Beneficiary’s failure to approve a successor trustee at least 30 calendar days prior to the effective date of the Trustee’s resignation or removal, in which case the Beneficiary shall be responsible for the payment of such expenses. In case of the appointment of a successor trustee, all of the powers, rights and duties of the Trustee stated herein shall survive and continue in the successor trustee and every successor trustee shall succeed to take and have all the estate, powers, rights and duties which belonged to or were held by its predecessor and the Trustee shall be discharged from any future duties and obligations under this Agreement, but the Trustee shall continue to be entitled after its resignation to the benefits of the indemnities provided herein for the Trustee.

Section 2.10 (a)       The Grantor hereby indemnifies and holds the Trustee and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees (“Losses”), that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Trustee is authorized to rely pursuant to the terms of this Agreement.

(b)           In addition to and not in limitation of paragraph (a) immediately above, the Grantor also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under this Agreement, provided the Indemnitees have not acted with negligence or a lack of good faith or engaged in willful misconduct. In addition to and not in limitation of the foregoing, the Beneficiary agrees to indemnify the Trustee and to hold it harmless against any and all Losses which are sustained by the Trustee as a result of (i) any negligence, bad faith or willful misconduct by the Beneficiary in any way relating to, or arising from, this Agreement, and (ii) any action taken or omitted by the Trustee pursuant to the Beneficiary’s written instructions or notices required or permitted to be given to the Trustee by the Beneficiary hereunder. Notwithstanding the foregoing, the Beneficiary shall not indemnify the Trustee for those Losses caused by the Trustee’s negligence, willful misconduct or lack of good faith.

(c)           In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised as to the possibility of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. The Grantor and the Beneficiary hereby acknowledge that the foregoing indemnities and other protective provisions of this Article and elsewhere in this Agreement for the Trustee shall survive the resignation or removal of the Trustee or the termination of this Agreement, and hereby grant the Trustee a lien, right of set-off and security interest in the assets in the Trust Account for the payment of any claim for indemnity under this Agreement.

(d)           The Trustee is not responsible for any losses resulting from reasons or causes beyond its control, including, without limitation, nationalization, expropriation, currency restrictions, any act or provision of any present or future law or regulation or governmental authority, the unavailability of the Federal Reserve Bank wire or other wire or communication facility, acts of war, terrorism, insurrection, revolution, civil unrest, riots or strikes, nuclear fusion or fission or acts of God.

Section 2.11 (a)          Unless the Grantor and the Beneficiary have already done so, each shall deliver promptly to the Trustee with respect to the Trust Account, two duly completed and executed copies of the proper United States Internal Revenue Service: (i) Form W-9; or (ii) if it is not a United States person, applicable Form W-8 (BEN, EXP, ECI, IMY), certifying its status as a Beneficial Owner, and therefore, entitled to receive United States source payments under or in connection with this Agreement without deduction as withholding or at a reduced rate of withholding for United States federal income taxes. The Grantor and the Beneficiary agree to provide duly executed and completed updates of such form(s) (or successor applicable forms), on or before the date that such form(s) expire or become obsolete or after the occurrence of an event requiring a change in the most recent form previously delivered by it to the Trustee. “Beneficial Owner” shall have the meaning defined in United States Income Tax Regulation 1.1441-1(c)(6).

(b)           The Trustee is authorized to deduct from any cash received or credited to the Trust Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Trust Account.

(c)           The Grantor shall pay, prior to delinquency, all taxes, assessments and other charges levied upon the securities and other property in the Trust Account and shall discharge all liens against such assets and the Trust Account; provided however, the Grantor shall not be liable to Trustee for any penalty or additions to tax due as a result of the Trustee’s failure to pay or withhold tax or to report interest, dividend or other income paid or credited to the Trust Account solely as a result of the Trustee’s negligent acts or omissions; provided further, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Grantor need not pay any tax, assessment or other charge so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as security sufficient to pay such tax, assessment or other charge (and any interest and penalties which may be applicable thereon) has been provided to the Trustee to protect the Beneficiary and the Trustee. In the event that the Grantor shall fail to pay any such tax, assessment or other charge (and shall not be so contesting it) or to discharge any such lien, the Beneficiary may, at its option, but shall not be required to, make any payments necessary to pay such tax, assessment or other charge and/or to discharge such lien, and the Grantor shall, upon demand, reimburse the Beneficiary for the full amount of such payments (together with interest from the date paid to but not including the date reimbursed at a rate ordinarily charged by Trustee to its institutional custody customers). Other than as described above, the Trustee shall not be responsible for paying any taxes, assessments or other charges or discharging liens on the Trust Account or any of the assets thereof.

(d)           The Grantor shall be responsible for any tax reporting (including filing of any tax returns, information returns and, if applicable, obtaining tax identification numbers) required on behalf of the Trust and/or Trust Account.

Section 2.12 (a)          The Trust Account and this Agreement, except for the indemnities and protective provisions provided herein which shall survive termination, may be terminated only after (i) the Grantor and the Beneficiary have given the Trustee written notice of their intention to terminate the Trust Account (the “Notice of Intention”), and (ii) the Trustee has given the Grantor and the Beneficiary the written notice specified in paragraph (b) of this Section 2.12. The Notice of

Intention shall specify the date on which the Grantor and the Beneficiary intend the Trust Account to terminate (the “Proposed Date”).

(b)           Within 3 business days following receipt by the Trustee of a Notice of Intention, the Trustee shall give written notification (the “Termination Notice”) to the Beneficiary and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate. The Termination Date shall be (i) the Proposed Date (or if not a business day, the next business day thereafter), if the Proposed Date is at least 30 calendar days but no more than 45 calendar days subsequent to the date the Termination Notice is given; (ii) 30 calendar days subsequent to the date the Termination Notice is given (or if not a business day, the next business day thereafter), if the Proposed Date is less than 30 calendar days subsequent to the date the Termination Notice is given; or (iii) 45 calendar days subsequent to the date the Termination Notice is given (or if not a business day, the next business day thereafter), if the Proposed Date is more than 45 calendar days subsequent to the date the Termination Notice is given. For purposes of this Agreement, a “business day” shall mean any day other than a Saturday, Sunday or other day on which any banks are required or authorized to close in New York, New York.

(c)           On the Termination Date, after satisfaction of any outstanding withdrawal requests of the Beneficiary under Section 1.11, and upon receipt of written certification of the Beneficiary that it consents to such termination, the Trustee shall transfer to the Grantor any Trust Assets remaining in the Trust Account less any amount owing to it under this Agreement (including but not limited to all its proper fees and expenses then owing to it under, or otherwise in connection with, this Agreement) (and, accordingly, the Trustee will be entitled to sell assets and apply the sale proceeds in satisfaction of amounts owing to it) in exchange for a written receipt from the Grantor, at which time all duties and obligations of the Trustee with respect to such assets shall cease.

ARTICLE III

REPRESENTATIONS OF THE GRANTOR AND THE BENEFICIARY

Section 3.01. The Grantor hereby represents and warrants to the Trustee and the Beneficiary that:

(a)  This Agreement has been duly and validly executed and delivered by the Grantor and constitutes the legal, valid, binding and enforceable obligation of the Grantor.

(b)  The execution, delivery and performance by the Grantor of this Agreement, and the transfer and conveyance of assets by or on behalf of the Grantor pursuant hereto, do not and will not (i) violate or conflict with any of its charter documents or any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Grantor, or (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement or instrument, to which the Grantor is a party or by which the Grantor or any of its properties may be bound or affected.

(c)  No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority, or with any securities exchange or any other person is required in connection with (i) the execution, delivery or performance by the Grantor of this Agreement or (ii) the transfer and conveyance of the assets by the Grantor in the manner and for the purpose contemplated by this Agreement.

(d) At the date of each delivery by the Grantor to the Trustee of each certificate, instrument or other document representing or evidencing the assets, such assets are free and clear of all liens.

Section 3.02. The Beneficiary hereby represents and warrants to the Trustee and the Grantor that:

(a) This Agreement has been duly and validly executed and delivered by the Beneficiary and constitutes the legal, valid, binding and enforceable obligation of the Beneficiary.

(b) The execution, delivery and performance by the Beneficiary of this Agreement does not and will not (i) violate or conflict with any of its charter documents or any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Beneficiary, or (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement or instrument, to which the Beneficiary is presently a party or by which the Beneficiary or any of its properties may be bound or affected.

(c) No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority, or with any securities exchange or any other person is required in connection with the execution, delivery or performance of this Agreement by the Beneficiary.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01. Solely for the purposes of this Agreement, the term “Beneficiary” shall include any successor of the Beneficiary by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

Section 4.02. The provisions of and validity and construction of this Agreement and any amendments hereto shall be governed by, and construed in accordance with, the laws of the State of New York and the Trust Account created hereunder shall be administered in accordance with the laws of said State. Nothing in this Agreement shall be construed or deemed as a waiver of any rights and remedies to which the Trustee is entitled under any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

Section 4.03. This Agreement may be amended at any time by written agreement signed by the Grantor and the Beneficiary and the Trustee.

Section 4.04. In the event any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining parts of this Agreement.

Section 4.05. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and the counterparts shall constitute but one and the same instrument, which shall be sufficiently evidenced by any one counterpart.

Section 4.06. No Party hereto may assign this Agreement or any of its obligations hereunder, without the prior written consent of the other Parties hereto; provided, however, that this Agreement shall inure to the benefit of and bind those who, by operation of law, become successors to the Parties including without limitation, any liquidator, rehabilitator, receiver or conservator and any successor merged or consolidated entity; and provided further that, in the case of the Trustee, the successor trustee is eligible to be a trustee under the terms hereof.

Section 4.07. Unless otherwise provided in this Agreement, all notices, directions, requests, demands, acknowledgments and other communications required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a)(i) when delivered personally, (ii) when made or given by telecopier or other facsimile or electronic transmission, or (iii) in the case of mail delivery when received, and (b) to the address as follows:

If to the Grantor:

Triton Insurance Company
3001 Meacham Blvd., Suite 100
Fort Worth, Texas 76137
Attention: General Counsel
Telephone: 817-820-5803

If to the Beneficiary:

Merit Life Insurance Co.
600 Brickell Ave, 19th Floor
Miami, Florida 33131
Attention: Jorge Beruff
Telephone: 212-397-6102

If to the Trustee:

JPMorgan Chase Bank, N.A.

North American Insurance Securities Services
4 Chase Metrotech Center, Floor 06
Brooklyn, New York 11245-0001

Attention: [Eva H. Morgenstein]
Telephone: 212.552.4837

Section 4.08. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Trustee to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Grantor and the Beneficiary acknowledge that Section 326 of the USA PATRIOT Act and the Trustee’s identity verification procedures require Trustee to obtain certain information (“Identifying Information”) from the Grantor and the Beneficiary or on some occasions from third parties regarding the Grantor and the Beneficiary. The Grantor and the Beneficiary each agrees to provide the Trustee with and consents to the Trustee obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Trustee.

Section 4.09. The Grantor and Beneficiary hereby each acknowledges that the Trustee is obliged to comply with AML/Sanctions Requirements (as defined below) and that the Trustee shall not be liable for any action it or any of its affiliates reasonably takes to comply with any AML/Sanctions Requirement, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, securities, or other assets. Both the Grantor and the Beneficiary shall cooperate with the Trustee’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below). In addition, the Grantor and the Beneficiary each agrees that (i) the Trustee may defer acting upon an instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) the utilization of the Trust Account(s) as omnibus accounts to hold assets of Beneficial Owners is subject to the Trustee’s discretion. Furthermore, the Trustee shall not be obliged to hold any “penny stock” (or other securities raising special anti-money laundering concerns) in any Trust Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other securities. For the purposes of this section, “AML/Sanctions Requirements” means (a) any applicable law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to the Trustee, or to any affiliate of the Trustee engaged in servicing any Trust Account, which governs (i) money laundering, the financing of terrorist, insider or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) the Trustee’s policies and procedures reasonably designed to assure compliance with any such applicable law and “Beneficial Owner” means any person, other than the Grantor and the Beneficiary, who has a direct or indirect beneficial ownership interest in any assets held in any of the Trust Accounts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Triton Insurance Company, as Grantor

By:	/s/ Ron Neal
Name:	Ron Neal
Title:	Chief Financial Officer

Merit Life Insurance Co., as Beneficiary:

By:	/s/ Steven J. DeLutri
Name:	Steven J. DeLutri
Title:	Assistant Treasurer

JPMorgan Chase Bank, N.A. as Trustee:

By:	/s/ Alan Liang
Name:	Alan Liang
Title:	Vice President
JPMorgan Chase Bank, N.A.
06/24/2019

[Signature Page to Reinsurance Trust Agreement]

EXHIBIT A

List of Assets

EXHIBIT B

Investment Guidelines

1. Objective	Identify & document Managed Portfolio parameters ensuring compliance with these Investment Guidelines, relevant laws & regulations, and approved tax strategies

2. Portfolio Purpose

(a) Optimize risk adjusted returns while preserving invested capital subject to requirements of the insurance businesses and surplus accounts; (b) provide adequate liquidity to meet claims and other cash needs; (c) any other specific objective agreed to in writing by the Approvers and communicated to investment adviser; (d) diversify by type, quality, maturity, industry, issuer & geographic risk

3. Periodic Review and Revision

Investment Review monthly; Managed Portfolio’s performance at least quarterly; Policy review by Investment Committee at least annually. These guidelines can be periodically amended or updated by the Grantor, consistent with the Grantor’s guidelines for its overall portfolio and consistent with the management of an investment portfolio of a prudent U.S. life company.

4. Performance Indicators/Benchmarks	(a) Net investment income vs. budget; (b) Actual vs. target asset allocation; (c) Realized gains/losses vs. budget; (d) Other benchmarks as mutually agreed in writing

5. Realized Gain/Loss Parameters

Prior CEO or CFO approval for voluntary sales with > $500,000 gains or > $100,000 losses on a quarterly basis. For quarterly losses greater than $100K, manager will need to provide a write up for why the sale was made. This excludes tenders and calls.

6. Unrealized Loss Triggers	Provide a complete list of securities monthly with Market Value < 80% of book value.

7. Restructurings	Action plan required for any investment in workout. Workouts include balance sheet recapitalizations resulting from reorganizations.

8. Downgrades / Impairments	Material Credit Migration report included in Investment Review. Impairments reviewed w/ Approvers during the middle of the 3rd month of each quarter. Written Risk Rating Process in place.

9. Duration	+/- 2 year of the benchmark (excludes short term preparations for dividends)

10. Currency	USD; Foreign denominated assets shall only be held to support foreign liabilities of the same currency

11. Reinvestment of Income	Yes, unless directed otherwise

12. Asset Quality	Portfolio weighted average credit quality of A3/A-/A- or better. (Barclay aggregate index methodology; 3rd party credit enhancement considered)

13. Delegated Authority Limits	Limited to 3% per issuer at time of purchase, excluding US Govt & agency securities. Agency MBS of the same pool is limited to 5% per issuer at purchase.

14. State of Regulatory Limits	Texas

15. Derivative Strategies	Prior approval required.

16. Securities Lending	102% collateral requirement

17. MBS Forward Transactions / TBA's	Prohibited
18. Short Sales	Prohibited

19. Prohibited Investments	(a) > 10% ownership/control of any domestic insurance company; (b) Trades straddling year-end

20. Margin / Borrowings	Prohibited

21. Portfolio Leverage	Prohibited

ELIGIBLE INVESTMENTS*
% of Managed Portfolio
Money Market Securities < 1 year	15%
Short-term < 1 year (excluding money markets)	100%
Cash and Cash Equivalents in Trusts (includes MMF sweep and securities with less than 90 days to maturity at time of purchase)	$2M or less in all trusts combined
US Sovereign & Agency	35%
Non-redeemable Preferred Stock	10%
Convertible Preferred Stock & Debt	5%
Investment Grade: Domestic & Foreign Corporates	75%
Private Placements	5% with 7 year duration cap

Private Placements (non-investment grade)	3%
Asset-backed	25%
CLO’s	5%
Mortgage-backed (includes non-High risk CMO’s)	35%
Commercial Mortgage- backed	15%
Private Label Mortgage-backed	10%
CMO - High Risk (I/O’s, P/O’s)**	1%
Tax-exempt	10%
Affiliated Securities	Prohibited
Equity (excluding Real Estate)	10%, excluding capital appreciation
Alternative Asset Portfolios	Prohibited
Below-Investment Grade Securities	12%
NAIC 4 - 6 (B+/B1/B+ or lower)	10%
NAIC 5 - 6 (CCC+/Caa1/CCC+ or lower)	3%
NAIC 6 (CC/Ca/CC or lower)	1%
NAIC 3 Issuer limit	1%
NAIC 4 - 6 Issuer limit	0.5%
Sovereign & Foreign Corporate	3%
Foreign (excluding Canada)***	20% (A- or higher) (IG: 10% per foreign jurisdiction; BIG: overall foreign 5% and 2% per foreign jurisdiction)
Direct Real Estate Equity	Prohibited

Mortgage Loans (directly originated) (75% loan to value ratio)	Prohibited
Derivatives
Interest Rates & Misc.	Notional amt capped at 10%; Prior approval required
Cross Currency & Foreign Exchange	Notional amt capped at 10%; Prior approval required
Credit Derivatives	Notional amt capped at 5%; Prior approval required
Futures	Notional amt capped at 10%; Prior approval required
Total	Notional amt capped at 35%; Prior approval required
AAA Counterparty	Notional amt capped at 2%; Prior approval required
AA Counterparty	Notional amt capped at 1%; Prior approval required

INVESTMENT COMMITTEE (APPROVERS)	Dava S. Carson
Michael F. Koppen
Gregg H. Lehman
Ronald D. Neal
Peter McMullin
Any exceptions to the above guidelines will require positive responses from any 3 approvers.	Donna Van Winkle
Henryka Anderson

For clarification of any component, please consult the original document or the appropriate state statutes.

144a securities with registration rights are subject to the same limitations as all publicly traded securities

*Securities or investments falling under more than one Limit shall be subject to each of such applicable Limits

**Aggregate of paired IO/PO not to exceed 1%. Subordinated must be rated at least BBB/BAA and aggregate cannot exceed l%

*** Subject to individual country limits